As Filed with the Securities and Exchange Commission on February 1, 2006

Registration No. 333-118590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

MISSOURI	43-0259330
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8000 WEST FLORISSANT AVE.

St. Louis, Missouri 63136

(Address, including zip code, of registrant’s principal executive offices)

LIEBERT CORPORATION PROFIT SHARING PLAN

(Full title of the Plan)

Harley M. Smith, Esq.

Assistant General Counsel and Assistant Secretary

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

(314) 553-2431

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-118590) (the “Registration Statement”) of Emerson Electric Co. (the “Registrant”), which was filed with the Securities and Exchange Commission on August 27, 2004. The Registration Statement registered 1,000,000 additional shares of the Registrant’s common stock, $0.50 par value per share (“Common Stock”), the related preferred stock purchase rights and an indeterminate amount of interests which were to be offered and sold to eligible employees of Liebert Corporation, a wholly-owned subsidiary of the Registrant, pursuant to the Liebert Corporation Profit Sharing Plan (the “Plan”).

Effective as of July 1, 2005, the Plan was amended and certain assets held by the Plan were transferred to another employee benefit plan sponsored by the Registrant. As amended, the Plan does not require continued registration under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to deregister the 1,053,017 shares of Common Stock, (which includes the 1,000,000 shares registered pursuant to the Registration Statement and 53,017 shares which were previously registered on a Registration Statement on Form S-8 (File No. 033-34948) the contents of which were incorporated by reference into the Registration Statement), the related preferred stock purchase rights and the plan interests which remained unsold as of July 1, 2005.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on January 31, 2006.

EMERSON ELECTRIC CO.

/s/ H. M. SMITH
Name: H. M. Smith, Esq.
Title: Assistant General Counsel and Assistant Secretary

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on January 31, 2006.

Emerson Electric Co. Profit Sharing Plan (formerly known as the Liebert Corporation Profit Sharing Plan)

/s/ KEN W. ROLLS
Name: Ken W. Rolls
Title: Plan Administrator